Exhibit 99.1
Investor Relations Contact:
Raphael Gross of ICR
203.682.8200
Kona Grill, Inc. Appoints Larry Ryback as Senior Vice President of Operations
SCOTTSDALE—(Globe Newswire)—January 19, 2010—Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, today announced the appointment of Larry Ryback to the role of Senior Vice President of Operations, effective February 8, 2010. Mr. Ryback will oversee the day to day restaurant operations for the brand, culinary operations, training, and recruiting.
Mr. Ryback brings more than 20 years of restaurant operations experience to Kona Grill. He is currently the President and Chief Operating Officer of Redstone American Grill, Inc., a $35 million privately held company with five high-volume, upscale restaurants in four states. Before joining Redstone, Mr. Ryback spent 10 years with Champps Entertainment in various operations roles, including 3 years as a Regional Vice President of Operations overseeing 26 restaurants that together generated over $130 million in revenue. Ryback holds a BS in Business Administration from Rowan University.
“Larry is a tremendous hire for Kona Grill,” commented Marc Buehler, President and Chief Executive Officer of Kona Grill. “He brings the right mix of operations excellence, polished casual restaurant experience, culinary expertise with scratch kitchens, and passion for people. He is ideally suited to take Kona Grill to the next level.”
“I am very excited to lead operations at Kona Grill. I look forward to rolling up my sleeves and working with the outstanding restaurant teams in delivering a stellar experience to every guest, every day in all of our locations,” stated Ryback.
About Kona Grill
Kona Grill features American favorites with an international influence and award winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 24 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 15 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (West Palm Beach, Tampa); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, Sugar Land, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com.